Exhibit 10.24

March 14, 2023

Dear Juliette,

CONGRATULATIONS!

I am pleased to offer you the position of Executive Vice President, Chief Legal Officer and Corporate Secretary with Lowe’s Companies, Inc. In this position, you will report to Marvin R. Ellison, Chairman, President & Chief Executive Officer. The effective date of your offer is May 3, 2023.

Lowe’s workplace strategy defines where work will be performed (in-office, remote or a combination of both (referred to as flex)) based on role requirements. If you accept this position, you’ll be required to acknowledge and adhere to our Hybrid Workplace Policy. Lowe’s, in its sole discretion, reserves the right to change your work location at any time. Based on your role, your initial designation will be: In-Office.

The details of our offer include:

POSITION	Executive Vice President, Chief Legal Officer and Corporate Secretary
JOB GRADE	EVP Grade 92
BASE SALARY	$740,000
ANNUAL TARGET BONUS OPPORTUNITY	100% of Base Salary
TARGET TOTAL CASH OPPORTUNITY	$1,480,000
TARGET LONG-TERM INCENTIVE OPPORTUNITY*	$2,220,000
TARGET TOTAL DIRECT COMPENSATION	$3,700,000
SIGN-ON CASH BONUS	$3,050,000 payable in three installments as set forth below
SIGN-ON STOCK GRANTS	$5,574,260 granted on June 15, 2023
*Long-Term Incentive Opportunity represents the current award value opportunity and is subject to change as determined by the Compensation Committee. Actual award amounts may vary based on your performance.

UNDERSTANDING YOUR OFFER

Salary

Your salary will be paid on a bi-weekly basis. This statement of an annual salary shall not be construed as an employment contract for a defined term.

Bonus Incentive

Your position will be eligible for the Lowe’s Management Incentive Annual Bonus (the “Annual Bonus”) under the Lowe’s Companies, Inc. 2016 Annual Incentive Plan (the “Annual Incentive Plan”). Your fiscal 2023 Annual Bonus payout will be prorated based on your hire date. The participating positions, Annual Bonus opportunity level and performance criteria are established annually by the Compensation Committee of the Board of Directors and communicated to participants. To be eligible for your Annual Bonus payment, you must be actively employed in a bonus eligible position with Lowe’s as described in the Annual Incentive Plan. Additional details on Annual Bonus plan guidelines, criteria, and goals will be provided to participants in a bonus plan document via My Lowe’s Life.

Confidentiality and Non-Compete Agreement: The Annual Incentive Plan Administrator has adopted the requirement that prior to becoming eligible to receive an Annual Bonus, all employees must execute and return a Confidentiality and Non- Compete Agreement; therefore, please execute and return the attached agreement with your signed offer letter.

Long Term Incentive Plan

This position is currently eligible to participate in the Lowe’s Long-Term Incentive Plan (the “LTI Plan”). The plan provides long-term incentives in the form of stock options, restricted shares of stock, stock appreciation rights, stock awards, or performance share awards. The Compensation Committee of the Board of Directors reviews and approves eligible participants, terms of the long-term incentive grants and grant sizes annually. You will receive grants in accordance with the LTI Plan.

Current annual award structure: Half of the awarded LTI will be granted in performance shares which will vest in full, subject to and based on performance results, on the third anniversary of the grant date. Twenty-five percent of the awarded LTI will be granted in nonqualified stock options which will vest one-third per year on each of the first three anniversaries of the grant date. The remaining twenty-five percent of the awarded LTI will be granted in time-based restricted stock, which will vest in full on the third anniversary of the grant date. In each case, vesting is subject to the terms and conditions set forth in the LTI Plan and grant agreements. Award structure is subject to change at the discretion of the Compensation Committee of the Board of Directors.

Following your start date, and at the Company’s next quarterly off-cycle grant date on June 15, 2023, you will receive your 2023 LTI award with a grand date value of $2,220,000, which will be granted in performance shares, time-based restricted stock and nonqualified stock options as described above.

To promote the alignment of interests of the Company’s senior officers and shareholders, as an executive with Lowe’s, you are required to own shares of Lowe’s Companies, Inc. having a market value equal to 4X your base salary. Unvested restricted stock and any actual shares of Lowe’s common stock that you hold are included in your share ownership calculation. You will not be able to sell shares resulting from restricted stock, stock options, or performance shares until the ownership requirement has been satisfied.

Sign-on Cash Bonus

As part of your offer, we are including a Sign-on Cash Bonus in the amount of $3,050,000 minus applicable taxes and other withholdings which will be payable in three (3) installments as follows: $875,000 on the first paycheck following 30 days of continuous employment; $1,087,500 on the first paycheck following June 15, 2023; and $1,087,500 on the first paycheck following January 15, 2024. Repayment for each installment will be due to the Company should your employment be voluntarily terminated for any reason or should you be terminated for misconduct (e.g., unlawful acts, willful failure to perform duties, or violations of Lowe’s Code of Ethics) prior to completing one year of service from each applicable payment date. Please note that Sign-on Cash Bonuses are not eligible to be deferred into the Lowe’s 401(k) Plan.

Sign-On Stock Grant

The Sign-On Stock Grants will have an aggregate grant date value of $5,574,260 and will be granted in two tranches of time-based restricted stock, subject to the terms and conditions set forth in the LTI Plan and grant agreements, as follows: the first tranche with a target grant date value of $1,144,125 will vest on June 15, 2024 and the second tranche with a target grant date value of $4,430,135 will vest in full on the third anniversary of the grant date.

The Sign-On Stock Grant date will be on June 15, 2023, subject to your start date being on or before June 1, 2023.

Compliance with Confidentiality Obligations

You acknowledge and understand that Lowe’s has extended an offer of employment to you based on your extensive experience and general skills that you have developed over your career – not because of any knowledge of confidential or proprietary information belonging to your prior employers, to the extent you have any such knowledge. You are prohibited from using or disclosing any such information to Lowe’s, including its parent, subsidiary, and affiliated companies, prior to or during any employment with Lowe’s or any of its affiliates. In addition, you acknowledge and understand Lowe’s expects those accepting employment will honor any legally binding and valid non-solicitation requirements they may have with their prior employers and that you represent that you have disclosed any such requirements that you may have, or your previous employer(s) may claim you have to your Lowe’s Talent Acquisition contact or hiring manager for Lowe’s consideration prior to receiving this offer. You further understand that Lowe’s expects, and this offer is contingent on your continued compliance with any such non-solicitation obligations while employed at Lowe’s. You also affirm that you have disclosed and provided to your hiring manager or Lowe’s Talent Acquisition contact any non-competition agreements or obligations from any prior employer(s) which may be in effect, and which may adversely impact your ability to perform services for Lowe’s, including its parent, subsidiary, and affiliated companies.

Relocation

You have been approved for Lowe’s Type I executive relocation benefit, subject to verification. In order to be eligible for relocation benefits, your move must represent a permanent change of work location that is at least fifty (50) miles further than the commuting distance of your previous work location. Lowe’s will pay to move you and your normal and reasonable household goods under our Type I Executive Relocation Program-Guaranteed Buyout Offer. Once your authorization form has been returned and eligibility has been determined, you will be contacted by a Cartus Relocation Counselor. A relocation package will be forwarded to you from Cartus, explaining your benefits in detail. Do not list your home or start the relocation process prior to speaking with your Cartus Relocation Counselor. Cartus will refer you to a realtor and schedule the movement of your household goods. Please note, the relocation process must be completed within 12 months of your hire date.

Flexible Time Off

You will be eligible to take “Flexible Time Off.” Flexible Time Off is paid time off that you can take when needed. It is not accrued and may be used for vacation, floating holidays, or for sick time that is not covered under a leave of absence. Applicable rules may be found in the applicable HR policy.

Retirement and Nonqualified Deferred Compensation Plans

401(k) Plan
You will be eligible to participate in the Lowe’s 401(k) plan on the first day of the month following the date which is 30 days after your initial date of hire. You may defer from 1% to 50% of your eligible compensation, on a pre-tax and/or Roth basis, not to exceed the IRS limit on the amount you may contribute. In addition, Lowe’s provides a company match of 100% of the first 3% that you contribute, 50% on contributions of 4% or 5%, and 25% on contributions of 6%. You will be able to change your investment elections at any time. If you participated in a tax qualified retirement or savings plan at a prior employer and you would like to transfer your account to the 401(k) plan, the 401(k) plan accepts “eligible rollover distributions” at any time, even before you meet the eligibility requirement to participate in the plan.

Benefit Restoration Plan (BRP)
You will be eligible to participate in the Benefit Restoration Plan. The purpose of this nonqualified plan is to provide benefits to those participants in the Lowe’s 401(k) Plan whose benefits under such plan are restricted because of various IRS contribution limitations. A company match is provided under this plan using the same formula described above as applicable to the 401(k) Plan.

Cash Deferral Plan (CDP)

You will be eligible to participate in the Cash Deferral Plan, which is a nonqualified plan that provides participants an opportunity to defer receipt of income, earnings accumulated on deferred income, and the corresponding federal & state income tax obligations until a future date.

Health Insurance
You will be eligible to participate in a Lowe's health plan on the first day of the month following or coincident with 30 days of continuous employment. There are three health plan options available. Enrollment is available only during your first 30 days of full-time employment unless you have been allowed a special enrollment timeframe or during the annual enrollment period.

Additional Benefits

In addition to the benefits detailed above you are also eligible to participate in the following:
•Dental Plan
•Vision Plan
•Flexible Spending Accounts Plan
•Health Savings Account
•Basic Sick Pay Plan
•Short Term Disability Insurance Plan
•Long Term Disability Plan (with individual supplemental insurance based on income)
•Basic Term Life Insurance Plan
•Supplemental Term Life Insurance Plan
•Dependent Term Life Insurance Plan
•Accidental Death and Dismemberment Plan
•Critical Illness Plan
•Accident Plan
•Fixed Indemnity Plan
•Prepaid Legal Plan
•Business Travel Accident Plan
•Employee Discount
•Lowe’s Stock Purchase Plan
•Auto/Home Insurance
•Tuition Reimbursement

Executive Physical Program

The Company has a vested interest in the good health of its senior executive team. To that end, we ask that you receive an annual executive physical examination and voluntarily notify the Company that you have done so each year. The Company has contracted directly with medical facilities to provide this annual examination. Annual reporting of the participation of eligible senior officers is presented to the Compensation Committee of the Board of Directors, but the medical details of your examination are not shared with the Company.

The executive physical services will be paid by Lowe’s. In addition, the costs of the program are not taxable income to you.

An executive physical differs from a health care visit you receive for the treatment of a specific disease or illness. All the medical information is completely confidential and will only be shared between you and your physician. The purpose of a periodic executive physical is to:
•Screen for diseases
•Assess risk of future medical problems
•Encourage healthy lifestyles
•Update vaccinations
•Maintain a relationship with a doctor in the event of illness or disease

Executive Tax Preparation and Financial Planning Program

The Company will reimburse up to $15,000 per fiscal year for your use of a CPA, attorney, or a financial planner to maximize the value of your Lowe’s total compensation package and/or in the preparation of your tax returns. The Company has negotiated rates with The Ayco Company, L.P. and Wells Fargo Executive Financial Planning Services and has provided these firms with detailed information on the Company’s executive compensation and benefit programs. You may select from one of these firms or retain your own financial and/or tax planner.

If you use the services of The Ayco Company or Wells Fargo, these firms will direct bill Lowe’s for your financial planning expenses, up to the $15,000 fiscal year maximum. If you use the services of your own CPA or attorney, you’ll need to pay your service provider directly and submit your request for reimbursement, along with a paid receipt for the planning and/or tax preparation and filing services, to Lowe’s Senior Director, Benefits within 31 days from the date of the service.

Tax and financial planning service benefits paid on your behalf, or reimbursed to you, are taxable income to you, and are not eligible for any tax gross-up. Eligible tax and financial planning services include:
•Review of current legislative developments and their effect on your tax filing status
•Planning with capital gains and losses
•Alternative Minimum Tax implications
•Postponing taxable income
•Taking advantage of deductions
•Tax-wise planning for educational costs
•Tax planning for your home
•Planning for retirement
•Estate planning
•Preparation and filing of your Federal and state income tax returns as required on at least an annual basis

Severance

You are eligible to participate in the Lowe’s Companies, Inc. Severance Plan for Senior Officers, as amended and restated (the “Senior Officer Severance Plan”) and are considered a “Tier One Officer” as described in the Senior Officer Severance Plan.

Change-in-Control Agreement

You are eligible for benefits described in, and subject to the terms of, the Change-in-Control Agreement (Tier 1) (the “Change-in-Control Agreement”) to be executed by you and the Company on or promptly following your promotion date.

Eligibility for Employment

You agree that the above offer is based solely on the promises herein and that this offer letter along with any exhibits thereto, and the Change-in-Control Agreement as well as the Senior Officer Severance Plan, contains all the promises and representations made to you, and you acknowledge that there are no other representations upon which you rely in accepting employment with the company. The terms of this offer are contingent upon the execution and return of the attached agreement titled “Agreement to Arbitrate Disputes” with your signed offer letter.

By signing this document, you acknowledge employment with Lowe’s is governed by the “Employment At Will” doctrine and is terminable at the will of either party, with or without cause, at any time and for any reason. This policy cannot be modified except in writing, signed by the Chairman, President & Chief Executive Officer of Lowe’s.

If you have any questions about your offer, please reach out to me at Marvin.Ellison@lowes.com. Congratulations on your future career at Lowe’s!

Best Regards,

Marvin R. Ellison
Chairman, President & Chief Executive Officer
Lowe’s Companies, Inc

ACCEPTANCE OR DECLINATION OF OFFER OF EMPLOYMENT

☒ I accept Lowe’s offer with the terms and conditions of employment as described herein.

☐ I decline Lowe’s offer with the terms and conditions of employment as described herein.

Reason for Declination:

/s/ Juliette Williams Pryor	03/15/2023
Juliette Williams Pryor	(Date)

LOWE’S COMPANIES, INC.
Agreement to Arbitrate Disputes

In exchange for the mutual promises in this Agreement, Lowe’s offer of employment, and your acceptance of employment by Lowe’s Companies, Inc., Lowe’s Home Centers, LLC (whichever is your employer) and its successors or assigns (hereinafter “Lowe’s”), you and Lowe’s agree that any controversy between you and Lowe’s (including Lowe’s affiliates, agents, employees, and predecessors), arising out of or relating to your employment or the termination of your employment shall be settled by binding arbitration, at the insistence of either you or Lowe’s.

THIS AGREEMENT TO ARBITRATE DISPUTES MEANS THAT, EXCEPT AS PROVIDED HEREIN, THERE WILL BE NO COURT OR JURY TRIAL OF DISPUTES BETWEEN YOU AND LOWE’S WHICH ARISE OUT OF OR ARE RELATED TO YOUR EMPLOYMENT OR THE TERMINATION OF YOUR EMPLOYMENT. You and Lowe’s agree, however, that only a court of competent jurisdiction may interpret this Agreement to Arbitrate Disputes and resolve challenges to its validity and enforceability, including but not limited to its applicability to any given dispute and the Class Action Waiver and Representative Waiver discussed below. The arbitrator shall have no jurisdiction or power to make such determinations.

This Agreement to Arbitrate Disputes is intended to be broad and to cover, to the extent otherwise permitted by law, all such disputes between you and Lowe’s including but not limited to those arising out of federal and state statutes and local ordinances, such as: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866; the Sarbanes- Oxley Act of 2002; the Equal Pay Act; the Fair Labor Standards Act; the Pregnancy Discrimination Act; the Family Medical Leave Act; the Americans with Disabilities Act; the Fair Credit Reporting Act; and any similar federal, state and local laws. However, this provision is not applicable to (1) claims for workers’ compensation benefits, (2) claims that relate to a sexual assault dispute or sexual harassment dispute; (3) your rights under the Employee Retirement Income Security Act (ERISA); or (4) any claim not arbitrable under applicable law. For the avoidance of doubt, a claim for workers’ compensation retaliation is not a claim for workers’ compensation benefits even where the workers’ compensation retaliation claim is codified under a state’s workers’ compensation law. This Agreement also does not preclude you from filing a claim or charge with a federal, state or local administrative agency, such as the Equal Employment Opportunity Commission, the National Labor Relations Board, or similar state or local agencies.

INFORMAL RESOLUTION. You and Lowe’s agree that good-faith informal efforts to resolve disputes often can result in a prompt, low-cost and mutually beneficial outcome. You and Lowe’s therefore agree that, before either you or Lowe’s demands arbitration against the other, we will personally meet and confer, via telephone or videoconference, in a good- faith effort to resolve informally any claim covered by this Agreement to Arbitrate Disputes. If you are represented by counsel, your counsel may participate in the conference, but you shall also fully participate in the conference. The informal dispute resolution conferences shall be individualized, such that a separate conference must be held each time either party intends to commence individual arbitration; multiple individuals initiating claims cannot participate in the same informal telephonic dispute resolution conference, unless agreed to by the individuals and Lowe’s. The party initiating the claim must give notice to the other party in writing of its intent to initiate an informal dispute resolution conference, which shall occur within 60 days after the other party receives such notice, unless an extension is agreed upon by the parties.
To notify Lowe’s that you intend to initiate an informal dispute resolution conference, email arbitration@lowes.com, providing your name, telephone number, Employee ID, and a description of your claim. In the interval between the time of notice and the informal dispute resolution conference, the parties shall be free to attempt to resolve the initiating party’s claims. Engaging in an informal dispute resolution conference is a requirement that must be fulfilled before commencing arbitration. The statute of limitations and any filing fee deadlines shall be tolled while the parties engage in the informal dispute resolution process required by this paragraph.

INITIATION OF ARBITRATION. If, following the informal resolution process, either party wishes to initiate arbitration, the initiating party must notify the other party in writing within the applicable statute of limitations period. This demand for arbitration must include (1) the name and address of the party seeking arbitration, (2) a statement of the legal and factual basis of the claim, (3) a description of the remedy sought, (4) the amount in controversy, and (5) the original personal signature of the party seeking arbitration. Any demand for arbitration by you must be delivered to the counsel who represented Lowe’s in the informal resolution process, or if there was no such counsel, then to Lowe’s Legal Department, 1000 Lowe’s Blvd, Mail Code LGL, Mooresville, NC 28117.

The arbitration shall be conducted by a single arbitrator under the current applicable rules, procedures and protocols of NAM (National Arbitration and Mediation) as may be amended from time to time. The most current version of the NAM rules are available at: https://www.namadr.com/resources/rules-fees-forms/. Lowe’s also can provide you with hard copies of the NAM rules upon request. Notwithstanding these rules, all parties to the arbitration shall have the right to file a dispositive motion, and shall not be required to seek permission from the arbitrator to do so. Should NAM decline to administer the arbitration for any reason, the parties will select an arbitrator using the procedures employed by NAM, who will employ the NAM Rules. In this event, the list of potential arbitrators for selection must include only individuals who are attorneys with at least 10 years of experience in employment law.

The parties will select a mutually agreeable arbitration location.

If you initiate arbitration, you will be responsible for paying a filing fee equal to the fee you would have to have paid if you filed a complaint in federal court. The arbitrator will have the authority to waive this filing fee if you can prove financial hardship. Lowe’s will bear the remainder of the arbitration filing fees and the fees and expenses of the arbitrator. As permitted by law, either party may seek an award of costs, fees, and other remedies for frivolous or harassing claims or defenses.

CLASS ACTION WAIVER. To the extent permissible by law, there shall be no right or authority for any dispute to be litigated or arbitrated as a class action or collective action (“Class Action Waiver”). THIS MEANS THAT ALL DISPUTES BETWEEN YOU AND LOWE’S ARISING OUT OF YOUR EMPLOYMENT OR THE TERMINATION OF YOUR EMPLOYMENT SHALL PROCEED IN ARBITRATION SOLELY ON AN INDIVIDUAL BASIS, AND THAT THE
ARBITRATOR’S AUTHORITY TO RESOLVE ANY DISPUTE AND TO MAKE WRITTEN AWARDS WILL BE LIMITED TO YOUR INDIVIDUAL CLAIMS.

REPRESENTATIVE ACTION WAIVER. To the extent permissible by law, there shall be no right or authority for any dispute to be litigated or arbitrated as a representative action or as a private attorney general action, including but not limited to claims brought pursuant to the Private Attorney General Act of 2004, Cal. Lab. Code § 2698, et seq. (“Representative Action Waiver”). THIS MEANS THAT YOU MAY NOT SEEK RELIEF ON BEHALF OF ANY OTHER PARTIES IN LITIGATION OR ARBITRATION, INCLUDING BUT NOT LIMITED TO SIMILARLY AGGRIEVED EMPLOYEES. THE ARBITRATOR’S AUTHORITY TO RESOLVE ANY DISPUTE AND TO MAKE WRITTEN AWARDS WILL BE LIMITED TO YOUR INDIVIDUAL CLAIMS.

Nothing in this Agreement shall be construed to prohibit settlements on a class-wide, collective, and/or representative basis.

For any action not involving allegations of sexual assault or sexual harassment, to the extent the parties have both arbitrable and non-arbitrable claims, the arbitrable claims shall proceed first in arbitration and the non-arbitrable claims shall be stayed, and any applicable statutes of limitations tolled, pending completion of the arbitration.

You agree that in any action that includes a sexual harassment or sexual assault claim, you will not pursue any other claims in that same action; instead, you will bring all other claims in a different action.

This Agreement shall be governed by the Federal Arbitration Act (“FAA”). If for any reason the FAA does not apply, the state law governing arbitration agreements in the state where you last worked as a Lowe’s employee shall apply.

If any part of this Agreement to Arbitrate Disputes is found by a court of competent jurisdiction to be unenforceable, the court shall reform the Agreement to the extent necessary to cure the unenforceable part(s), and the parties will arbitrate their dispute(s) without reference to or reliance upon the unenforceable part(s). Further, if a court of competent jurisdiction finds the Class Action Waiver and/or Representative Action Waiver unenforceable for any reason, then the unenforceable waiver provision shall be severable from this Agreement, and any claims covered by any deemed unenforceable waiver provision may only be litigated in a court of competent jurisdiction, but the remainder of the agreement shall be binding and enforceable.

You and Lowe’s agree that this Agreement to Arbitrate Disputes shall apply to all positions you may hold as an employee of Lowe’s.

To the extent you and Lowe’s previously agreed to arbitrate disputes arising out of or related to your employment or termination of your employment, this Agreement modifies and supplements that agreement. If any term or provision in this Agreement conflicts with any such prior agreement to arbitrate disputes, the terms of this Agreement shall control. If any term or provision in this Agreement is found to be unenforceable for any reason, then the remainder of this Agreement shall be binding and enforceable, as noted above. However, if this entire Agreement is found to be unenforceable, then the previous agreement to arbitrate disputes shall control.

You acknowledge that you have read and understood the terms of this Agreement to Arbitrate Disputes. You also acknowledge that your electronic acceptance/e-signature indicates that you reviewed and accepted this Agreement to Arbitrate Disputes on the date and time indicated. Your electronic acceptance/e-signature shall have the same force and effect as a handwritten signature, and you understand that there is no need for a handwritten signature on this Agreement to Arbitrate Disputes in order for the Agreement to be effective.

/s/ Juliette Williams Pryor	15 March 2023
Juliette Williams Pryor	Date Signed

LOWE’S COMPANIES, INC.
Confidentiality and Non-Competition Agreement

This Agreement dated March 15, 2023, between Lowe’s Companies, Inc. a North Carolina corporation, its parents, subsidiaries, and affiliates (hereinafter “Lowe’s”) and Juliette Williams Pryor (“Employee”) provides as follows:

1.Definitions.
a.“Lowe’s” means Lowe’s Companies, Inc. and any and all of its current or future parents, subsidiaries, affiliated companies, divisions, and any successor thereto, and individual retail stores.
b.“Competing Activity” means when an Employee, directly or indirectly, owns, manages, operates, controls, is employed by, or participates in as a 5% or greater shareholder, partner, member or joint venturer, in a Competing Enterprise, or engages in, as an independent contractor or otherwise, a Competing Enterprise for himself/herself or on behalf of another person or entity.
c.“Competing Enterprise” means any business engaged in any market which is a part of the Home Improvement Business as described below (i) with total annual sales or revenues of at least five hundred million dollars ($500 million USD) and (ii) with retail locations or distribution facilities in a US State or the District of Columbia or which engages in providing goods and/or services within the Home Improvement Business to customers in the United States through electronic means (internet, mobile application, etc.), including but not limited to the following entities: The Home Depot, Inc.; Sears Holdings, Inc. or Transform Holdco LLC; Best Buy Co., Inc.; Menard, Inc.; Amazon.com, Inc.; Ace Hardware Corp.; Lumber Liquidators Holdings, Inc.; Tractor Supply Company; Wayfair, Inc.; Walmart, Inc.; HD Supply Holding, Inc.; Floor & Décor Holdings, Inc.; and True Value Company.
d.“Termination Date” means the date that Employee ceases to be employed by Lowe’s for any reason other than death.

2.Consideration.
a.As consideration for entering into this Agreement, Lowe’s agrees to make employee eligible to participate in the “Management Bonus Incentive Award” pursuant to the Lowe’s Companies, Inc. 2016 Annual Incentive Plan, as amended or as may be subsequently amended from time to time, as well as any successor plan(s).
b.As additional consideration, during the course of Employee’s employment with Lowe’s, Employee will have continued access to Lowe’s Confidential Information.
c.Employee acknowledges that eligibility for the Management Bonus Incentive Award and access to Confidential Information constitutes good, valuable, and sufficient consideration for Employee’s entering into this Agreement and Employee’s performance under this Agreement.
d.Employee acknowledges and agrees that this Agreement is entered into in conjunction with Employee’s employment with Lowe’s in order to protect Lowe’s legitimate business interests and customer relations.

3.Confidential Information.
a.During Employee’s employment with Lowe’s, Employee may learn (and during any previous employment with Lowe’s has already learned), information that is confidential to Lowe’s (“Confidential Information”). Such Confidential Information includes, but is not limited to: trade secrets; acquisition, merger, or business development plans or strategies; plans for opening, closing, expanding, or relocating stores; distribution information; purchasing and product information; advertising and promotional programs and plans; research or developmental projects; financial or statistical data; sales and account information; customer information, including, but not limited to, demographic information and information relating to customer product preference; sales and marketing plans and strategies; pricing strategies and reports; legal documents and records; inventions, techniques, designs, processes, and machinery; personnel information; and any other information of a similar nature that is not known or made available to the public or to Lowe’s competitors, which, if misused or disclosed, could adversely affect the business of Lowe’s. Confidential Information includes any such information that Employee may prepare or create during Employee’s employment with Lowe’s, as well as such information that has been or may be prepared or created by others and provided or communicated to Employee.
b.Employee agrees that Employee will not disclose any Confidential Information to any person (including any Lowe’s employee who does not need to know such Confidential Information), agency, institution, company or other entity, and will not use any Confidential Information in any way, except as required by Employee’s duties with Lowe’s or by law, unless Employee first obtains written consent of an officer of Lowe’s. Employee acknowledges that, if Employee becomes employed by, or works as a consultant or contractor for, a Competitor of Lowe’s, disclosure of Confidential Information is inevitable.

c.Employee acknowledges and agrees that Employee’s duties and obligations under this Section 3 will continue for as long as such Confidential Information remains confidential to Lowe’s, including after the Termination Date. Employee further acknowledges and agrees that any breach of this Section 3 would be a material breach of this Agreement.

4.Covenant Not to Compete.
a.The Company and its affiliated entities comprise an omni-channel provider of home improvement products and supplies for maintenance, repair, remodeling, and decorating as well as appliances, installation services, supplies for the multi-family housing industry, and supplies for builders, contractors, and maintenance professionals (the “Home Improvement Business”). The Company operates retail locations and support facilities and offers products and services to consumers in all 50 states and the District of Columbia through traditional retail locations, sales organizations, and on-line channels. The Company’s Home Improvement Business requires a complex sourcing and supply network, multi-channel distribution and delivery systems, innovative information technology resources, and a robust infrastructure support organization. Furthermore, Employee acknowledges that the Company has a legitimate and reasonable business interest in maintaining its competitive position in a dynamic industry and that restricting Employee for a reasonable period from performing work for, or providing services to an enterprise which engages in business activities which are in competition with the Company and would likely cause damage to the Company’s business would not unreasonably restrict Employee from engaging in work or business activities. Employee further acknowledges that, in Employee’s position with the Company, Employee was provided access to or helped develop business information proprietary to the Company and that Employee would inevitably disclose or otherwise utilize such information if Employee were to work for, or provide services to a Competing Enterprise as defined herein during the non-competition period.
b.Non-Competition Period. Employee agrees for a period of twenty-four (24) months following the Termination Date, Employee will not directly or indirectly provide or perform services for a Competing Enterprise, as defined herein, whether as an employee, consultant, agent, contractor, officer, director. Employee acknowledges that the Non-Competition Period is reasonable in duration under the terms herein.
c.Should Employee wish to undertake a Competing Activity during Employee’s employment or before the expiration of the Non-Competition Period, Employee must request written permission from the Executive Vice President, Human Resources of the Company before undertaking such Competing Activity. The Company may approve or not approve the Competing Activity at its sole discretion.
d.Nothing contained herein shall be interpreted as or deemed to constitute a waiver of, or diminish or be in lieu of, any other rights that the Company or a Subsidiary may possess as a result of Employee’s misconduct or direct or indirect involvement with a business competing with the business of the Company or a Subsidiary. This section does not apply to Employee if Employee works in the State of California at the end of Employee’s employment with the Company.
e.No Solicitation of Employees. Employee agrees for a period of 24 months after Employee’s Termination Date, Employee will not, directly or indirectly, solicit or encourage any person, who was an employee of the Company or any of its subsidiaries during Employee’s employment to the Company or during the 2 years immediately prior to Employee’s Termination Date (“Protected Employee”), to leave employment with the Company or any of its subsidiaries or assist in any way with the hiring of any Protected Employee by any future employer, person or other entity, including but not limited to referral, identification for potential employment, recommendation, interview, or direct or indirect supervision.
f.No Solicitation of Customers or Vendors. Employee agrees for a period of 24 months after Employee’s Termination Date, Employee will not, directly or indirectly, solicit the business of the Company’s customers or vendors who do business with the Company during the 2 years immediately prior to Employee’s Termination Date to divert their business away from or otherwise interfere with the business relationships of the Company with its customers and/or vendors on Employee’s behalf or on behalf of any other entity or person.

5.Lowe’s Property.
a.Due to Employee’s employment with Lowe’s, Employee may have or may gain access to or control over various kinds of documents and other materials that concern the business of Lowe’s. Such documents and materials include but are not limited to policy or procedure statements, correspondence, memoranda, plans, proposals, customer profiles or demographic reports, marketing and sales documents, financial or legal documents or records, reports, drawings, inventory, products, designs, and equipment.
b.Employee understands and agrees that all such documents and materials, as well as the information contained therein, are and will at all times remain the property of Lowe’s.
c.Employee will not use any property of Lowe’s, including but not limited to the documents, materials and information described in subsection 5.a. above, for Employee’s personal gain or in any manner that might be adverse to the interests of Lowe’s. Employee agrees that Employee will not remove any such property of Lowe’s (including any copies of any documents) from the premises of Lowe’s except as Lowe’s permits. On or before the Termination Date, Employee will return to Lowe’s all such Lowe’s property (including any copies of documents) which Employee removed or caused or allowed to be removed from the premises of Lowe’s and Employee will search for and delete all of Lowe’s business information, or Confidential Information, from all of Employee’s personal devices, including phones, tablets, computers, and electronic storage devices, other than information that Employee may need for personal finances and tax filings, or agreements between Employee and Lowe’s. Employee will not, at any time thereafter, and except as specifically and expressly authorized by Lowe’s, use any Lowe’s property.

6.Successors and Assigns.
a.Employee acknowledges and agrees that Employee may not assign or transfer any of the obligations imposed under this Agreement. The obligations of this Agreement will be binding upon Employee and Employee’s heirs, assigns, executors, administrators, and legal representatives.
b.This Agreement will inure to the benefit of and be binding on any successors or assigns of Lowe’s.

7.Construction and Enforcement of Agreement.
a.Employee acknowledges that Lowe’s has a legitimate business interest in preventing Employee from taking any actions in violation of the covenants provided in Sections 3, 4 and 5 of this Agreement. Employee further acknowledges that Lowe’s would be irreparably harmed if Employee violates any of these covenants or if any of these covenants are not specifically enforced. Accordingly, Employee stipulates that Lowe’s will be entitled to (i) injunctive relief for the purpose of restraining Employee from violating those covenants (and no bond or other security will be required in connection therewith); (ii) specific performance of those covenants; and (iii) recover its reasonable attorneys’ fees and costs incurred to enforce the covenants, in addition to any other relief to which Lowe’s may be entitled. In the event that such an injunction is entered, the periods established in Sections 4 and 5 will begin on the date of the injunction, rather than on the Termination Date.
b.This Agreement contains the complete agreement between Lowe’s and Employee with respect to the provisions contained herein.
c.This Agreement may be modified or waived only by a writing signed by both Lowe’s and Employee.
d.Any waiver of a breach of this Agreement will not constitute a waiver of any future breach, whether of a similar or dissimilar nature.
e.Employee understands and agrees that each provision of this Agreement is a separate and independent clause, and if any clause should be found unenforceable, that will not affect the enforceability of any of the other clauses herein. In the event that any of the provisions of this Agreement should ever be deemed to exceed the time, geographic area, or activity limitations permitted by applicable law, Lowe’s and Employee agree that such provisions must be and are reformed to the maximum time, geographic area and activity limitations permitted by the applicable law, and expressly authorize a court having jurisdiction to reform the provisions to the maximum time, geographic area and activity limitations permitted by applicable law.
f.This Agreement is deemed entered into in the State of North Carolina and will be governed by, and interpreted in accordance with, the laws of the State of North Carolina other than its choice of law provisions. Any dispute arising between the parties related to or involving this Agreement will be litigated in a court in the State of North Carolina and Employee agrees that Employee is subject to the jurisdiction of the courts of the State of North Carolina for purposes of the interpretation and/or enforcement of this Agreement.

g.Employee acknowledges that Employee has read this entire Agreement, fully understands its terms, and has had ample time to consider its terms. Employee is satisfied with the terms of this Agreement and agrees that its terms are binding upon Employee and Employee’s heirs, assigns, executors, administrators, and legal representatives.

LOWE’S COMPANIES, INC	EMPLOYEE

/s/ Marvin R. Ellison	/s/ Juliette Williams Pryor
(Signature)	(Signature)

Marvin R. Ellison
(Print Name)